UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2010

GOLDEN PHOENIX MINERALS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-22905 (Commission File Number)	41-1878178 (IRS Employer Identification No.)

1675 East Prater Way, #102 Sparks, Nevada (Address of Principal Executive Offices)	89434 (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.  Entry Into a Material Definitive Agreement

On December 15, 2010, Golden Phoenix Minerals, Inc. (the “Company”) entered into an assignment agreement (the “Assignment Agreement”) with a third party purchaser (the “Assignee”).  Pursuant to the Assignment Agreement, the Company assigned its option to purchase warrants for 3,000,000 shares of the Company’s common stock in consideration for the Assignee’s cash payment to the Company of $375,000, or $0.125 per warrant share.  The Company held such option pursuant to that certain Letter Agreement dated September 24, 2010, as amended on December 2, 2010, by and between Crestview Capital Master, LLC (“Crestview”) and the Company (collectively, the “Letter Agreement”).  Under the terms of the Letter Agreement, the Company had the option to repurchase 15,000,000 warrants of the 23,000,000 warrants (the “Warrants”) held by Crestview for a purchase price of $0.0285 per Warrant share on or before December 15, 2010 (the “Option”), such Warrants initially issued to Crestview as of February 6, 2009 in connection with that certain Bridge Loan and Debt Restructuring Agreement, dated January 30, 2009 (the “Restructuring Agreement”).  After executing the Assignment Agreement, the Company retained its Option with respect to 12,000,000 Warrants and the Assignee held the Option with respect to 3,000,000 Warrants.

Following the execution of the Assignment Agreement, both the Company and the Assignee provided Crestview with a notice of exercise, and the parties exercised their respective portion of the Option, such that the Company purchased 12,000,000 of the Warrants from Crestview at a purchase price of $0.0285 per Warrant share and the Assignee purchased 3,000,000 of the Warrants from Crestview at a purchase price of $0.0285 per Warrant share.

The Letter Agreement and an amendment thereto were previously disclosed by the Company in the Company’s Current Reports on Form 8-K filed with the Commission on September 24, 2010 and December 8, 2010.  The Restructuring Agreement and issuance of the Warrants, as subsequently amended, have been previously reported on the Company’s Current Reports on Form 8-K filed with the Commission on February 5, 2009, November 25, 2009, and January 20, 2010, respectively.  The information set forth in the Company’s prior reports on Form 8-K is herein incorporated in its entirety.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN PHOENIX MINERALS, INC.,
a Nevada corporation

Dated:   December 20, 2010                                                 By:    /s/ Thomas Klein
Thomas Klein,
Chief Executive Officer